As filed with the Securities and Exchange Commission on June 2, 2025

Registration Nos. 333-196920
333-257391

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-196920
Form S-8 Registration Statement No. 333-257391

UNDER
THE SECURITIES ACT OF 1933
THE FIRST OF LONG ISLAND CORPORATION
(Exact name of registrant as specified in its charter)

New York	11-2672906
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

275 Broadhollow Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

The First of Long Island Corporation 2014 Equity Incentive Plan
The First of Long Island Corporation 2021 Equity Incentive Plan
(Full title of the plans)
Frank Sorrentino III
Chairman and Chief Executive Officer
ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(201) 816-8900
(Name and address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ⌧
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 to each of the following registration statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by The First of Long Island Corporation (“FLIC”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of FLIC common stock, par value $0.10 (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):
1.
Registration Statement on Form S-8, File No. 333-196920, filed with the Securities and Exchange Commission (the “Commission”) on June 20, 2014, registering the offer and sale of 1,280,538 Shares issuable pursuant to The First of Long Island Corporation 2014 Equity Incentive Plan.

2.
Registration Statement on Form S-8, File No. 333-257391, filed with the Commission on June 25, 2021, registering the offer and sale of 750,000 Shares issuable pursuant to the First of Long Island Corporation 2021 Equity Incentive Plan.

On June 1, 2025, pursuant to the Agreement and Plan of Merger, dated as of September 4, 2024, by and between ConnectOne Bancorp, Inc., a New Jersey corporation (“ConnectOne”) and FLIC, ConnectOne and FLIC merged (the “Merger”), with ConnectOne as the surviving corporation.
In connection with the Merger, FLIC has terminated all offerings of FLIC’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by FLIC in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood Cliffs, State of New Jersey, on June 2, 2025.

CONNECTONE BANCORP, INC.
as successor by merger to The First of Long Island Corporation
By:  /s/ William S. Burns
William S. Burns
Senior Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.